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                                                                       EXHIBIT 1

                           APERIAN TO ACQUIRE OUTERNET


AUSTIN, TEXAS, JULY 17, 2000 -- Aperian [Nasdaq: APRN], a leader in providing managed services and scalable bandwidth for content-intensive e-businesses, today announced that it has signed an agreement to acquire OuterNet, a privately held professional services firm specializing in Internet and network services. The acquisition, subject to approval by OuterNet shareholders, is expected to be completed within 30 days.

         Under the agreement, OuterNet will become a division of Aperian, initially operating under the OuterNet name. OuterNet shareholders will receive one million shares of Aperian stock in the transaction. OuterNet, which has been operating in Austin since 1994, currently serves approximately 300 customers.

         With the acquisition of OuterNet, Aperian can offer customers an advanced level of professional services, such as network design, systems administration, and security auditing. These services are particularly important for e-businesses looking to save costs by outsourcing their end-to-end infrastructure management.

         "Aperian's goal is to provide the highest level of professional services and reliability for our customers. OuterNet's value-added services are a key ingredient for meeting that goal," said Robert J. Gibbs, Aperian president and chief executive officer. "OuterNet CEO Mike Erwin, who will serve as Aperian's vice president of professional services, is a recognized industry leader within the field of Internet services. His experience, combined with the excellent staff of employees that he has built, will allow us to continue our rapid growth rate and expand our product offerings."

         "We are excited about the potential for future growth as we join forces with Aperian," added OuterNet's Erwin. "This natural combination of skills allows us to leverage the qualities of both companies in a more powerful business. Together we form a stronger and even more competitive infrastructure services company that can offer greater benefits for our customers."

ABOUT APERIAN

              MSI Holdings, Inc. dba Aperian (Nasdaq:APRN) enables scalable growth for content-intensive e-businesses by providing latest-generation broadband capabilities and turnkey application infrastructure. Through strategic alliances with Genuity (Nasdaq:GENU) and MCI WorldCom (Nasdaq:WCOM), Aperian offers unique direct access to the Internet backbone via its Direct Optical Co-location Connection (DOCCTM) technology. In addition, Aperian provides value-added services that allow web-centric businesses to deliver a reliable and efficient web site experience to their end users. Aperian is an end-to-end Cisco (Nasdaq:CSCO) Powered Network. Aperian has been certified for network architecture, security architecture, and facilities design by GTE/BBN Technologies. Information about Aperian and its services can be found on the World Wide Web at www.aperian.com.

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ABOUT OUTERNET

         Headquartered in Austin, Texas, OuterNet Connection Strategies Incorporated is a technical network services firm providing business customers a variety of world class Internet products and services. Products and services provided by OuterNet include high-speed commercial Internet connectivity, online banking and commerce services, network design, and co-location of Internet and network servers. OuterNet serves the growing market of outsourced Internet network services and is a recognized industry leader. Information about OuterNet can be found on the World Wide Web at http://www.outer.net.

                                      # # #

The statements made by Aperian (the Company) may be forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Aperian believes that its primary risk factors include, but are not limited to: the need for substantial financial requirements; the need to develop effective internal processes and systems; the ability to attract and retain high quality employees; changes in the overall economy; changes in technology; the number and size of competitors in its markets; changes in the law and regulatory policy; and the mix of product and services offered in the company's target markets. The statements and opinions presented here represent the views of the Company.

Aperian disclaims any proprietary interest in the marks and names of others.